The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-134157
Subject to completion, dated August 9, 2006
Prospectus supplement
To prospectus dated August 9, 2006
Range Resources Corporation
$50,000,000
7 1/2% Senior Subordinated Notes due 2016
Interest payable May 15 and November 15
Issue price:       %, plus accrued interest from May 23, 2006
We are offering $50,000,000 aggregate principal amount of our 7 1/2% Senior Subordinated Notes due 2016. The notes offered hereby are additional issuances of our existing 7 1/2 % Senior Subordinated Notes due 2016 and will be issued under the indenture dated as of May 23, 2006 pursuant to which we previously issued $150 million in aggregate principal amount of notes. The notes offered hereby, together with the original notes, will be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase. The notes will mature on May 15, 2016. Interest will accrue from May 23, 2006, and the first interest payment date will be November 15, 2006.
We may redeem some or all of the notes at any time on or after May 15, 2011 at the redemption prices specified herein. We may also redeem up to 35% of the notes using all or a portion of the net proceeds of certain public sales of equity interests of our company completed before May 15, 2009. We may also redeem the notes prior to May 15, 2011 upon payment of the make-whole premium specified herein. If we sell certain of our assets or upon the occurrence of certain changes in control, we must offer to repurchase the notes.
The notes will be unsecured, and will be subordinated to all our existing and future senior debt, rank equally with all our existing and future senior subordinated debt and rank senior to all our existing and future subordinated debt. The notes will be guaranteed on a senior subordinated basis by certain of our subsidiaries.
See “Risk Factors” beginning on page S-8 for a discussion of certain risks that you should consider in connection with an investment in the notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

			Proceeds, before
	Public offering price	Underwriting discount	expenses, to Range

Per note	%	(1)%	%
Total		$	$

(1) Plus accrued interest from May 23, 2006
We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                           , 2006.

Sole book-running manager JPMorgan	Lead manager Credit Suisse

Co-managers

Banc of America Securities LLC	BMO Capital Markets	Wachovia Securities
Calyon Securities (USA)

Comerica Securities

Fortis Securities LLC

Capital One Southcoast

KeyBanc Capital Markets

Scotia Capital

Natexis Bleichroeder Inc.
August      , 2006

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.
We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.
You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified herein or therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus supplement
Prospectus

S-i

Forward-looking statements
This prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In general, all statements other than statements of historical fact are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. However, management’s assumptions and our future performance are subject to a wide range of business risks and uncertainties and we cannot assure you that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to:

•	production variance from expectations,

•	volatility of oil and natural gas prices,

•	hedging results,

•	the need to develop and replace reserves,

•	the substantial capital expenditures required to fund operations,

•	exploration risks,

•	environmental risks,

•	uncertainties about estimates of reserves,

•	competition,

•	litigation,

•	our sources of liquidity,

•	access to capital,

•	government regulation,

•	political risks,

•	our ability to implement our business strategy,

•	costs and results of drilling new projects,

•	mechanical and other inherent risks associated with oil and natural gas production,

•	weather,

•	availability of drilling equipment, and

•	changes of interest rates.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements.
Should one or more of the risks or uncertainties described in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
All forward-looking statements express or implied included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference and attributable to Range are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Range or persons acting on its behalf may issue.

Summary
This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-8 of this prospectus supplement for more information about important risks that you should consider before buying the notes to be issued in connection with this offering. Unless the context requires otherwise or as otherwise indicated, “Range,” “we,” “us,” “our” or similar terms in this prospectus supplement refer to Range Resources Corporation and its subsidiaries on a consolidated basis.
Business
We are engaged in the exploration, development and acquisition of oil and gas properties, primarily in the Southwestern, Appalachian and Gulf Coast regions of the United States. We seek to increase reserves and production through internally generated drilling projects coupled with complementary acquisitions.
At year-end 2005, our proved reserves had the following characteristics:

•	1.4 Tcfe of proved reserves;

•	80% natural gas;

•	66% proved developed;

•	78% operated;

•	a reserve life of 15.3 years (based on fourth quarter 2005 production); and

•	a pre-tax present value of $4.9 billion.
At year-end 2005, we owned 2,843,000 gross (2,381,000 net) acres of leasehold, plus over 400,000 royalty acres. We have built a multi-year inventory of drilling projects which includes over 7,700 identified drilling locations.
Range was incorporated in early 1980 under the name Lomak Petroleum, Inc. and, later that year, we completed an initial public offering and began trading on the NASDAQ. In 1996, our common stock was listed on the New York Stock Exchange. In 1998, we changed our name to Range Resources Corporation. In 1999, we implemented a strategy of internally generated drillbit growth coupled with complementary acquisitions. Our objective is to build stockholder value through consistent growth in reserves and production on a cost-efficient basis. During the past four years, we have increased our proved reserves 143%, while production has increased 59% during that same period.
Our corporate offices are located at 777 Main Street, Suite 800, Fort Worth, Texas 76102. Our telephone number is (817) 870-2601.
Business strategy
Our objective is to build stockholder value through consistent growth in reserves and production on a cost-efficient basis. Our strategy is to employ internally generated drillbit growth coupled with complementary acquisitions to achieve such growth. This strategy requires us to make significant investments in technical staff, acreage and seismic to build drilling inventory. In implementing our strategy, we employ the following principal elements:

•	Concentrate in Core Operating Areas. We currently operate in three regions; the Southwestern (which includes the Permian Basin of West Texas and eastern New Mexico, the East Texas Basin, the Texas Panhandle and Anadarko Basin of Western Oklahoma), Appalachian and Gulf Coast. Our recent acquisition of Stroud Energy, Inc. significantly expanded our Southwestern region presence in the Barnett Shale play, one of the largest onshore gas plays in the U.S. Concentrating our drilling and producing activities in these core areas allows us to develop the regional expertise needed to interpret specific geological and operating trends and develop economies of scale. Operating in multiple core areas allows us to combine the production characteristics of each area to balance our portfolio toward our goal of consistent production and reserve growth.

•	Maintain Multi-Year Drilling Inventory. We focus on areas where multiple prospective productive horizons and development opportunities exist. We use our technical expertise to build and maintain a multi-year drilling inventory. We believe that maintaining a large, multi-year inventory of drilling projects enhances our ability to consistently grow production and reserves over the next several years. Currently, we have over 8,000 identified drilling locations in inventory. In 2005, we drilled 841 gross (594 net) wells. In 2006, our capital program targets the drilling of 1,053 gross (796 net) wells.

•	Make Complementary Acquisitions. We target complementary acquisitions in existing core areas and focus on acquisition candidates where our existing scientific knowledge is transferable and drilling results can be forecast with confidence. Since January 1, 2003, we have completed $1.2 billion of complementary acquisitions located in the Southwestern and Appalachian regions.

•	Manage Our Risk Exposure. We allocate the majority of our capital spending to long-term development projects in areas where multiple productive horizons exist to reduce our risk exposure. Where our exploration projects may involve high dry hole costs, we often bring in industry partners in order to reduce financial exposure. We try to limit our exploratory expenditures to 20% of our annual capital budget per year. Most of our exploratory drilling projects are structural reservoir projects where we have several years of experience in drilling such projects. We also invest in new seismic data and technology each year. By equipping our geologists and geophysicists with state-of-the-art seismic technology with multiple reprocessing applications, we hope to multiply the number of higher potential exploration prospects we drill without substantially adding to dry hole risk.

•	Maintain Flexibility. Given the volatility of commodity prices and the risks involved in drilling, we remain flexible and may adjust our capital budget throughout the year. We may defer capital projects in order to seize an attractive acquisition opportunity. If certain areas generate higher than anticipated returns, we may accelerate drilling in those areas and decrease capital expenditures elsewhere. We also believe in maintaining a strong balance sheet and using commodity hedging. This will allow us to be more opportunistic in cyclical price environments as well as provide more consistent financial results.

The offering
The following summary contains basic information about the notes and is not complete. For a more complete understanding of the notes, please refer to the section entitled “Description of notes” in this prospectus supplement and “Description of debt securities” in the accompanying prospectus.

Issuer	Range Resources Corporation.

Securities	$50 million aggregate principal amount of our 7 1/2% Senior Subordinated Notes due 2016. The notes offered hereby are additional issuances of our existing 7 1/2 % Senior Subordinated Notes due 2016 and will be issued under the indenture dated as of May 23, 2006 pursuant to which we previously issued $150 million in aggregate principal amount of notes. The notes offered hereby, together with the original notes, will be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase.

Maturity	May 15, 2016.

Interest payment dates	May 15 and November 15 of each year commencing November 15, 2006. Interest will accrue from May 23, 2006.

Optional redemption	Except as otherwise described below, the notes will not be redeemable prior to May 15, 2011. Thereafter, the notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices set forth under the heading “Description of notes— Optional redemption,” plus accrued and unpaid interest thereon to the applicable redemption date.

In addition, prior to May 15, 2009, the Company may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of all of our 7 1/2% Senior Subordinated Notes at a redemption price equal to 107.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with all or a portion of the net proceeds of public sales of certain equity interests of the Company; provided that at least 65% of the original aggregate principal amount of our 7 1/2 % Senior Subordinated Notes remains outstanding immediately after the occurrence of such redemption. See “Description of notes— Optional redemption.”

We may also redeem the notes prior to May 15, 2011 upon payment of the make-whole premium specified herein. See “Description of notes— Optional redemption.”

Change of control	Upon the occurrence of a Change of Control, the Company will generally be required to offer to repurchase all or a portion of each Holder’s notes, at an offer price in cash equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to the date of repurchase, and to repurchase all notes tendered pursuant to such offer. The Senior Credit Facility will prohibit the Company from repurchasing any notes pursuant to a Change of Control offer prior to the repayment in full of the Senior Debt under the Senior Credit Facility. Therefore, if a Change of Control were to occur, there can be no assurance that we or the Subsidiary Guarantors will have the financial resources or be permitted under the terms of their indebtedness to repurchase any of the notes. See “Risk factors— We may not be able to repurchase the notes” herein and “Description of debt securities— Subordination,” “—Repurchase at the option of holders— Change of control,” and “—Events of default and remedies” in the accompanying prospectus.

Ranking	The notes will be general, unsecured obligations of the Company, will be subordinated in right of payment to our Senior Debt, which includes borrowings under the Senior Credit Facility. As of June 30, 2006, after giving pro forma effect to the application of the net proceeds from this offering, we would have had approximately $348.9 million of Senior Debt. See “Description of debt securities— Subordination” in the accompanying prospectus and “Capitalization” and “Description of other indebtedness— Senior credit facility” herein.

Subsidiary guarantees	Our payment obligations under the notes will be jointly, severally and unconditionally guaranteed on a senior subordinated basis (the “Guarantees”) by certain of our material domestic Restricted Subsidiaries and any future material domestic Restricted Subsidiaries. The Guarantees will be subordinated to Senior Debt of the Subsidiary Guarantors to the same extent and in the same manner as the notes are subordinated to Senior Debt. See “Description of debt securities— Guarantees” in the accompanying prospectus and “Description of other indebtedness— Senior credit facility” herein.

Certain covenants	The notes will be issued pursuant to an indenture (the “Indenture”) which contains certain covenants that, among other things, limit the ability of us and our Restricted Subsidiaries to incur additional indebtedness and issue Disqualified Stock, pay dividends, make distributions, make investments, make certain other Restricted Payments, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing Indebtedness (as defined therein) of any kind (other than Permitted Liens, as defined therein) and engage in mergers and consolidations. See “Description of Debt Securities—Certain covenants” in the accompanying prospectus.

Use of proceeds	We estimate that the net proceeds of this offering (after deducting the initial purchasers’ discounts and estimated expenses of the offering payable by us) will be approximately $48.7 million. We will use the net proceeds of this offering to pay down a portion of the outstanding balance of the Senior Credit Facility. For more information about our use of proceeds from this offering, see “Use of proceeds” on page S-19 of this prospectus supplement.

Risk factors
In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus supplement, the specific factors set forth under “Risk factors” for risks involved with an investment in the notes.

Risk factors
You should carefully consider and evaluate all the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described below, before you decide to buy our notes. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of the notes could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.
This prospectus supplement and documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference in this prospectus supplement and the accompanying prospectus.
Risks related to our business
Volatility of oil and natural gas prices significantly affects our cash flow and capital resources and could hamper our ability to produce oil and gas economically
Oil and natural gas prices are volatile, and an extended decline in prices would adversely affect our profitability and financial condition. The oil and natural gas industry is typically cyclical, and prices for oil and natural gas have been highly volatile. Historically, the industry has experienced severe downturns characterized by oversupply and/or weak demand. For example, in 1998 and early 1999, oil and natural gas prices declined, which contributed to the substantial losses we reported in those years. By early 2001, oil and natural gas prices reached levels above historical norms. Prices declined in the second half of 2001 but have risen steadily since mid-2002. Recent oil and natural gas prices are at historic highs, with oil prices recently reaching $79.45 per barrel and natural gas prices reaching $15.78 per mcf in some markets. Higher oil and natural gas prices have contributed to our positive earnings over the last several years. However, long-term supply and demand for oil and natural gas is uncertain and subject to a myriad of factors including technology, geopolitics, weather patterns and economics.
Many factors affect oil and natural gas prices including general economic conditions, consumer preferences, discretionary spending levels, interest rates and the availability of capital to the industry. Decreases in oil and natural gas prices from current levels could adversely affect our revenues, net income, cash flow and proved reserves. Significant and prolonged price decreases could have a material adverse effect on our operations and limit our ability to fund capital expenditures. Without the ability to fund capital expenditures, we will be unable to replace production.
Hedging transactions may limit our potential gains and involve other risks
To manage our exposure to price risk, we enter into hedging arrangements with respect to a significant portion of our future production. The goal of these hedges is to lock in prices so as to limit volatility and increase the predictability of cash flow. These transactions limit our potential gains if oil and natural gas prices rise above the price established by the hedge. For example, at December 31, 2005, we were party to swap hedging arrangements covering 6.7 Bcf of gas and 0.1 million barrels of oil. We also had collars covering 82.8 Bcf of gas and 4.8 million barrels of oil. The derivatives’ fair value was a pre-tax loss of $231.0 million. At June 30, 2006 we were party to swap hedging arrangements covering 70.5 Bcf of gas and 0.1 million barrels of oil. We also had collars covering 82.4 Bcf of gas and 4.8 million barrels of oil. At June 30, 2006, the derivatives’ fair value was a pre-tax loss of $75.7 million. If oil and natural gas prices continue to rise, we could be subject to margin calls.
In addition, hedging transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	Our production is less than expected;

•	The counterparties to our futures contracts fail to perform under the contracts; or

•	A sudden, unexpected event materially impacts oil or natural gas prices or the relationship between the hedged price index and the oil and gas sales price.
Recently, due to the trading volatility of NYMEX gas contracts, we have experienced larger than usual differentials between actual prices paid at delivery points and NYMEX based gas hedges. Due to this event, certain of our gas hedges no longer qualified for hedge accounting in the fourth quarter and were marked-to-market as a gain of $10.9 million. This may result in more volatility in our income in future periods. In the six months ended June 30, 2006, we recorded a marked-to-market gain of $28.8 million relating to these gas hedges.
Information concerning our reserves and future net reserve estimates is uncertain
There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. Estimates of proved undeveloped reserves, which comprise a significant portion of our reserves, are by their nature uncertain. Although we believe these estimates are reasonable, actual production, revenues and costs to develop will likely vary from estimates, and these variances could be material.
The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment, assumptions used regarding quantities of oil and natural gas in place, recovery rates and future prices for oil and natural gas. Actual prices, production, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those assumed in our estimates, and such variances may be material. Any variance in the assumptions could materially affect the estimated quantity and value of the reserves.
If oil and natural gas prices decrease or exploration efforts are unsuccessful, we may be required to take write-downs of our oil and natural gas properties
In the past, we have been required to write down the carrying value of certain of our oil and natural gas properties, and there is a risk that we will be required to take additional write-downs in the future. This could occur when oil and natural gas prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in our exploration results or mechanical problems with wells where the cost to redrill or repair does not justify the expense which might occur due to hurricanes.

Accounting rules require that the carrying value of oil and natural gas properties be periodically reviewed for possible impairment. “Impairment” is recognized when the book value of a proven property is greater than the expected undiscounted future net cash flows from that property and on acreage when conditions indicate the carrying value is not recoverable. We may be required to write down the carrying value of a property based on oil and natural gas prices at the time of the impairment review, as well as a continuing evaluation of drilling results, production data, economics and other factors. While an impairment charge reflects our long-term ability to recover an investment, it does not impact cash or cash flow from operating activities, but it does reduce our reported earnings and increases our leverage ratios.
For example, based primarily on the poor performance of certain properties acquired in 1997 and 1998 and significantly lower oil and natural gas prices, we recorded impairments of $215.0 million in 1998 and $29.9 million in 1999. At year-end 2001, we recorded an impairment of $31.1 million due to lower year-end prices. At year-end 2004, we recorded an impairment of $3.6 million on an offshore property due to hurricane damage and related production declines. As of August 4, 2006, we continued to have 0.9 Mmcfe per day of production shut-in due to the effects of hurricanes Katrina and Rita. While we do not currently believe there is any material long-term damage to the shut-in properties, we cannot yet predict whether impairment charges may be required due to these storms.
The demand for field services and their ability to meet that demand may limit our ability to drill and produce our oil and natural gas properties
Due to current industry demands, well service providers and related equipment and personnel are in short supply. This is causing escalating prices, the possibility of poor services coupled with potential damage to downhole reservoirs and personnel injuries. Such pressures will likely increase the actual cost of services, extend the time to secure such services and add costs for damages due to accidents sustained from the over use of equipment and inexperienced personnel.
Our business is subject to operating hazards and environmental regulations that could result in substantial losses or liabilities
Oil and natural gas operations are subject to many risks, including well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic natural gas and other environmental hazards and risks. If any of these hazards occur, we could sustain substantial losses as a result of:

•	Injury or loss of life;

•	Severe damage to or destruction of property, natural resources and equipment;

•	Pollution or other environmental damage;

•	Clean-up responsibilities;

•	Regulatory investigations and penalties; or

•	Suspension of operations.
As we begin drilling to deeper horizons and in more geologically complex areas, we could experience a greater increase in operating and financial risks due to inherent higher reservoir pressures and unknown downhole risk exposures. As we continue to drill deeper, the number of rigs capable of drilling to such depths will be fewer and we may experience greater competition from other operators.
Our operations are subject to numerous and increasingly strict federal, state and local laws, regulations and enforcement policies relating to the environment. We may incur significant costs and liabilities in complying with existing or future environmental laws, regulations and enforcement policies and may incur costs arising out of property damage or injuries to employees and other persons. These costs may result from our current and former operations and even may be caused by previous owners of property we own or lease. Any past, present or future failure by us to completely comply with environmental laws, regulations and enforcement policies could cause us to incur substantial fines, sanctions or liabilities from cleanup costs or other damages. Incurrence of those costs or damages could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses.
We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. Currently, we expect substantial increases in premiums especially in the areas affected by the hurricanes and tropical storms. In addition, we expect insurers to impose revised limits affecting how much the insurers will pay on actual storm claims plus the cost to re-drill wells where substantial damage has been incurred. Insurers are also requiring us to retain larger deductibles and reducing the scope of what insurable losses will include. Even with the increase in future insurance premiums, coverage will be reduced, requiring us to bear a greater potential risk if our oil and gas properties are damaged. We do not maintain any business interruption insurance. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs that is not fully covered by insurance, it could have a material adverse affect on our financial condition and results of operations.
We are subject to financing and interest rate exposure risks
Our business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities and place us at a competitive disadvantage. For example, at June 30, 2006, approximately 56% of our debt was at fixed interest rates with the remaining 44% subject to variable interest rates.
Some of our current and potential competitors have greater resources than we have and we may not be able to successfully compete in acquiring, exploring and developing new properties
We face competition in every aspect of our business, including, but not limited to, acquiring reserves and leases, obtaining goods, services and employees needed to operate and manage our business and marketing oil and natural gas. Competitors include multinational oil companies, independent production companies and individual producers and operators. Many of our competitors have greater financial and other resources than we do.

The oil and natural gas industry is subject to extensive regulation
The oil and natural gas industry is subject to various types of regulations in the United States by local, state and federal agencies. Legislation affecting the industry is under constant review for amendment or expansion, frequently increasing our regulatory burden.
Numerous departments and agencies, both state and federal, are authorized by statute to issue rules and regulations binding on participants in the oil and natural gas industry. Compliance with such rules and regulations often increases our cost of doing business and, in turn, decreases our profitability.
Acquisitions are subject to the risks and uncertainties of evaluating reserves and potential liabilities and may be disruptive and difficult to integrate into our business
We could be subject to significant liabilities related to our acquisitions. It generally is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems in all of the properties, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not always inspect every well we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed.
For example, in 1997, we consummated a large acquisition that proved extremely disappointing. Production from the acquired properties fell more rapidly than anticipated and further development results were below the results we had originally projected. The poor production performance of these properties resulted in material downward reserve revisions. There is no assurance that our recent and/or future acquisition activity will not result in similarly disappointing results.
In addition, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our acquisition strategy is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are not able to obtain financing on terms acceptable to us or regulatory approvals.
Acquisitions often pose integration risks and difficulties. In connection with recent and future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Future acquisitions could result in our incurring additional debt, contingent liabilities, expenses and diversion of resources, all of which could have a material adverse effect on our financial condition and operating results.
Our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel
Our success is highly dependent on our management personnel, none of which is currently subject to an employment contract. The loss of one or more of these individuals could have a material adverse effect on our business. Furthermore, competition for experienced technical and other professional personnel is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected.
Our future success depends on our ability to replace reserves that we produce
Because the rate of production from oil and natural gas properties generally declines as reserves are depleted, our future success depends upon our ability to economically find or acquire and produce additional oil and natural gas reserves. Except to the extent that we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future oil and natural gas production, therefore, is highly dependent upon our level of success in acquiring or finding additional reserves that are economically recoverable. We cannot assure you that we will be able to find or acquire and develop additional reserves at an acceptable cost.
A portion of our business is subject to special risks related to offshore operations generally and in the Gulf of Mexico specifically
Offshore operations are subject to a variety of operating risks specific to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As of August 4, 2006, we continued to have 0.9 Mmcfe per day of production shut-in due to the effects of hurricanes Katrina and Rita. As a result, we could incur substantial expense and liabilities that could materially reduce the funds available for exploration, development or leasehold acquisitions or result in the loss of equipment and properties.
Production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in many other producing regions. This results in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial few years of production. As a result, reserve replacement needs from new prospects are greater and require us to incur significant capital expenditures to replace production.
New technologies may cause our current exploration and drilling methods to become obsolete
The oil and natural gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are not able to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.

Our business depends on oil and natural gas transportation facilities, many of which are owned by others
The marketability of our oil and natural gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties. The unavailability of or lack of available capacity on these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Although we have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. We generally do not purchase firm transportation on third party facilities and therefore, our production transportation can be interrupted by those having firm arrangements. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.
The disruption of third-party facilities due to maintenance and/or weather could negatively impact our ability to market and deliver our products. We have no control over when or if such facilities are restored or what prices will be charged. A total shut-in of production could materially affect us due to a lack of cash flow, and if a substantial portion of the production is hedged at lower than market prices, those financial hedges would have to be paid from borrowings absent sufficient cash flow.
We exist in a litigious environment
Any constituent could bring suit or allege a violation of an existing contract. This action could delay when operations can actually commence or could cause a halt to production until such alleged violations are resolved by the courts. Not only could we incur significant legal and support expenses in defending our rights, planned operations could be delayed which would impact our future operations and financial condition. Such legal disputes could also distract management and other personnel from their primary responsibilities.
Our financial statements are complex
Due to accounting rules, our financial statements continue to be complex, particularly with reference to hedging, asset retirement obligations, equity awards and the accounting for our deferred compensation plan. We expect such complexity to continue and possibly increase.
Risks related to investment in the notes
Our significant indebtedness could limit our ability to successfully operate our business
We are leveraged and our exploration and development program will require substantial capital resources estimated to range from $650 to $750 million per year over the next three years, depending on the level of drilling and the expected cost of services. Our existing operations will also require ongoing capital expenditures. In addition, if we decide to pursue additional acquisitions, our capital expenditures will increase both to complete such acquisitions and to explore and develop any newly acquired properties.
The degree to which we are leveraged could have other important consequences, including the following:

•	We may be required to dedicate a substantial portion of our cash flows from operations to the payment of our indebtedness, reducing the funds available for our operations;

•	A portion of our borrowings are at variable rates of interest, making us vulnerable to increases in interest rates;

•	We may be more highly leveraged than some of our competitors, which could place us at a competitive disadvantage;

•	Our degree of leverage may make us more vulnerable to a downturn in our business or the general economy;

•	The terms of our existing credit arrangements contain numerous financial and other restrictive covenants;

•	Our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	We may have difficulties borrowing money in the future.
Despite our current levels of indebtedness we still may be able to incur substantially more debt. This could further increase the risks described above
We may be able to incur substantial additional indebtedness in the future. The terms of the Indenture and our existing indebtedness do not prohibit us from issuing additional notes or other indebtedness provided that certain financial ratios are satisfied. As of June 30, 2006, our Senior Credit Facility permitted borrowings of $600 million (of which $397.6 million was outstanding), all of which would be senior to the notes. We will use the net proceeds of this offering to pay down a portion of the outstanding balance of our Senior Credit Facility. However, the terms of our Senior Credit Facility do not prohibit us from re-borrowing any amounts which we have repaid. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Capitalization.”
Any failure to meet our debt obligations could harm our business, financial condition and results of operations
If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.
Your right to receive payments on these notes is subordinated to the rights of our senior indebtedness and effectively subordinated to the rights of existing and future creditors of any subsidiaries that are not guarantors on the notes
Holders of our senior indebtedness will have claims that are prior to your claims as holders of the notes. In the event of any distribution of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other, bankruptcy proceeding, holders of senior indebtedness will have prior claim to all of our assets. Holders of the notes will participate ratably with all holders of our senior subordinated indebtedness that is deemed to be of the same class as the notes, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of senior indebtedness.
As of June 30, 2006, we had total Senior Debt of approximately $397.6 million. Any additional indebtedness we are permitted to incur under the Indenture or the indentures may be senior to the notes.
In addition, we conduct substantially all of our operations through our subsidiaries and some of our subsidiaries do not guarantee the notes. In addition, we may be able to designate one or more subsidiaries in the future as unrestricted subsidiaries. As a result, holders of the notes will be effectively subordinated to the indebtedness and other liabilities of any such subsidiaries, including trade creditors. Therefore, in the event of the insolvency or liquidation of an unrestricted subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by any such subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such subsidiary distributing amounts to us that we could have used to make payments on the notes.
We may not be able to repurchase the notes
Under the terms of the Indenture, you may require us to repurchase all or a portion of your notes on certain dates or in the event of a change in control. We may not have enough funds to pay the repurchase price on a purchase date (in which case, we could be required to issue common stock to pay the repurchase price). Our existing and any future credit agreements or other debt agreements to which we become a party may provide that our obligation to purchase or redeem the notes would be an event of default under such agreement. As a result, we may be restricted or prohibited from repurchasing or redeeming the notes. If we are prohibited from repurchasing or redeeming the notes, we could seek the consent of our then-existing lenders to repurchase or redeem the notes or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain a consent or refinance the debt, we could not repurchase or redeem the notes. Our failure to redeem tendered notes would constitute a default under the Indenture and might constitute a default under the terms of other indebtedness that we incur.
The term “change in control” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a change in control would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
The notes may receive a lower rating than anticipated
If one or more rating agencies assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes would be adversely affected.
There is no public trading market for the notes
The notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or seek the admission of the notes for quotation through the National Association of Securities Dealers

Automated Quotation System. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters are not obligated to do so and may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the notes. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.
Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees and, if that occurs, you may not receive any payments on the notes
The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.
If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.
Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.
The market price of the notes may fluctuate significantly, which may result in losses for investors
The market price of the notes could be volatile. We expect the market price of the notes to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:

•	changes in oil and natural gas prices;

•	variations in quarterly drilling, recompletions, acquisitions and operating results;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of comparable companies;

•	additions or departures of key personnel; and

•	future incurrence of more debt.
We may fail to meet expectations of the market or of securities analysts at some time in the future, and the market price of the notes could decline as a result.

Use of proceeds
We estimate that the net proceeds from this offering (after deducting discounts to the underwriters and estimated expenses of the offering) will be approximately $48.7 million. We intend to use the net proceeds from this offering to pay down a portion of the outstanding balance on our Senior Credit Facility, which was $397.6 million as of June 30, 2006. See “Description of Other Indebtedness— Senior Credit Facility,” for a description of our Senior Credit Facility.

Capitalization
The following table sets forth our capitalization as of June 30, 2006 on an actual basis and as adjusted to reflect the application of the estimated net proceeds from the sale of the 7 1/2 % Senior Subordinated Notes in this offering. This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	June 30, 2006

(Dollars in thousands)	Actual	As adjusted(1)

Cash and cash equivalents	$6,788	$6,788

Long-term debt:
Senior credit facility(2)	397,600	348,900
7 3/8% senior subordinated notes due 2013	197,102	197,102
6 3/8% senior subordinated notes due 2015	150,000	150,000
7 1/2% senior subordinated notes due 2016	150,000	200,000

Total long-term debt	894,702	896,002
Stockholders’ equity:
Common stock, $.01 par value; 250,000,000 shares authorized; 137,910,629 issued and outstanding(3)	1,379	1,379
Capital in excess of par value	1,060,845	1,060,845
Stock held by employee benefit trust, 1,959,202 shares at cost	(21,129)	(21,129)
Retained earnings	115,494	115,494
Other comprehensive income (loss)	(69,770)	(69,770)

Total stockholders’ equity	1,086,819	1,086,819

Total capitalization	$1,981,521	$1,982,821

(1) Includes an estimated $48.7 million of net proceeds from this offering and payment of all transaction expenses.
(2) Senior credit facility balance at July 31, 2006 was $449.8 million.
(3) Outstanding common stock does not include grants to purchase 9,681,446 shares of common stock outstanding under our employee benefit and equity plans as of June 30, 2006.

Description of other indebtedness
Senior credit facility
In June 2004, we entered into an amended and restated $600.0 million revolving bank facility, which is secured by substantially all of our assets. The bank credit facility provides for a borrowing base subject to redeterminations semi-annually each April and October and pursuant to certain unscheduled redeterminations. At June 30, 2006, the borrowing base was $600.0 million. At June 30, 2006, the outstanding balance under the bank credit facility was $397.6 million and there was $202.4 million of borrowing capacity available. In April 2006, the loan maturity was extended two years to January 1, 2011 and the borrowing base was redetermined at $600.0 million. Borrowing under the bank credit facility can either be base rate loans or LIBOR loans. On all base rate loans, the rate per annum is equal to the lesser of (i) the maximum rate (the “weekly ceiling” as defined in Section 303 of the Texas Finance Code or other applicable laws if greater) (the “Maximum Rate”) or, (ii) the sum of (A) the higher of (1) the prime rate for such date, or (2) the sum of the federal funds effective rate for such data plus one-half of one percent (0.50%) per annum, plus a base rate margin of between 0.0% to 0.5% per annum depending on the total outstanding under the bank credit facility relative to the borrowing base. On all LIBOR loans, we pay a varying rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the sum of the quotient of (A) the LIBOR base rate, divided by (B) one minus the reserve requirement applicable to such interest period, plus a LIBOR margin of between 1.0% and 1.75% per annum depending on the total outstanding under the bank credit facility relative to the borrowing base. We may elect, from time-to-time, to convert all or any part of our LIBOR loans to base rate loans or to convert all or any part of the base rate loans to LIBOR loans. The weighted average interest rate on the bank credit facility was 5.9% and 4.1% for the six months ended June 30, 2006 and 2005, respectively. A commitment fee is paid on the undrawn balance based on an annual rate of between 0.25% and 0.50%. At June 30, 2006, the commitment fee was 0.375% and the interest rate margin was 1.25%. At July 24, 2006, the interest rate (including applicable margin) was 7.0%.
7 3/8% senior subordinated notes due 2013
In 2003, we issued $100.0 million of 7 3/8% senior subordinated notes due 2013, or the 7 3/8% Notes. In 2004, we issued an additional $100.0 million of 7 3/8% Notes; therefore, $200.0 million of the 7 3/8% Notes are currently outstanding. We pay interest on the 7 3/8% Notes semi-annually in January and July of each year. The 7 3/8% Notes mature in 2013 and are guaranteed by certain of our subsidiaries. The 7 3/8% Notes were issued at a discount which is amortized into interest expense over the life of the 7 3/8 % Notes.
We may redeem the 7 3/8% Notes, in whole or in part, at any time on or after July 15, 2008, at redemption prices from 103.7% of the principal amount as of July 15, 2008, and declining to 100.0% on July 15, 2011 and thereafter. Prior to July 15, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes at a redemption price of 107.4% of the principal amount thereof plus accrued and unpaid interest, if any, with the proceeds of certain equity offerings. If we experience a change of control, there may be a requirement to repurchase all or a portion of the 7 3/8% Notes at 101% of the principal amount plus accrued and unpaid interest, if any. The 7 3/8% Notes and the guarantees by our subsidiary guarantors are general, unsecured obligations and are subordinated to our senior debt and will be subordinated to future senior debt that Range and our subsidiary guarantors are permitted to incur under the bank credit facility and the indenture governing the 7 3/8 % Notes.

6 3/8% senior subordinated notes due 2015
In 2005, we issued $150.0 million of 6 3/8% Senior Subordinated Notes due 2015, or the 6 3/8% Notes. We pay interest on the 6 3/8% Notes semi-annually in March and September of each year. The 6 3/8 % Notes mature in 2015 and are guaranteed by certain of our subsidiaries.
We may redeem the 6 3/8% Notes, in whole or in part, at any time on or after March 15, 2010, at redemption prices from 103.2% of the principal amount as of March 15, 2010 and declining to 100% on March 15, 2013 and thereafter. Prior to March 15, 2008, we may redeem up to 35% of the original aggregate principal amount of the notes at a redemption price of 106.4% of the principal amount thereof plus accrued and unpaid interest, if any, with the proceeds of certain equity offerings. If we experience a change of control, there may be a requirement to repurchase all or a portion of the 6 3/8% Notes at 101% of the principal amount plus accrued and unpaid interest, if any. The 6 3/8% Notes and the guarantees by our subsidiary guarantors are general, unsecured obligations and are subordinated to our bank debt and will be subordinated to future senior debt that Range and our subsidiary guarantors are permitted to incur under the bank credit facility and the indenture governing the 6 3/8 % Notes.
7 1/2% Senior Subordinated Notes due 2016
See “Description of notes” herein and “Description of debt securities” in the accompanying prospectus.
The notes offered hereby will be treated as a single series with the 7 1/2 % Notes for all purposes under the indenture, dated May 23, 2006.

Description of notes
The Company will issue the notes as an issue of securities under the indenture described more fully in the accompanying prospectus under the heading “Description of Debt Securities,” as supplemented by a supplemental indenture or board resolution dated as of the date the notes are first issued (together, the “indenture”). This Description of the Notes, together with the “Description of Debt Securities” included in the accompanying base prospectus, is intended to be an overview of the material provisions of the notes and the indenture and it supplements the description of the general terms and provisions of the securities set forth in the accompanying prospectus. Since this Description of Notes and the Description of Debt Securities is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. You will find the definitions of certain capitalized terms used in this description under the heading “Description of Debt Securities— Certain definitions” in the accompanying prospectus. Other capitalized terms have the meanings assigned to them elsewhere in this description or in the indenture. For purposes of this description, references to “the Company,” “Range”, “we,” “our” and “us” refer only to Range Resources Corporation and any successor obligor on the notes, and not to any of its subsidiaries.
General
The Company will issue the notes as additional securities under the indenture dated May 23, 2006, as supplemented, among itself, the guarantors and J.P. Morgan Trust Company, National Association. On May 23, 2006, we issued $150 million aggregate principal amount of 7 1/2 % Senior Subordinated Notes due 2016 under the indenture. The notes offered hereby and the notes offered on May 23, 2006 will be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase.
The notes. The notes

•	will be general unsecured, senior obligations of the Company;

•	will be issued in an initial aggregate principal amount of $50 million, subject to our ability to issue additional notes in accordance with the indenture;

•	will mature on May 15, 2016;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered notes in global form, and, except in limited circumstances, will not be issued in definitive form;

•	will be guaranteed by certain material domestic subsidiaries of the Company as provided in the “Description of Debt Securities” in the accompanying prospectus; and

•	will rank junior in right of payment to any existing and future Senior Indebtedness of the Company and will rank equally with the Company’s outstanding 7 3/8% Senior Subordinated Notes due 2013 and 6 3/8 % Senior Subordinated Notes due 2015, all as described in the “Description of Debt Securities” in the accompanying prospectus.

Interest. Interest on the new notes will compound semi-annually and:

•	accrue at the rate of 7 1/2 % per annum;

•	accrue from May 23, 2006 or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2006;

•	be payable to the holders of record on the May 1 and November 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.
Optional redemption
Except as otherwise described below, the notes will not be redeemable at the Company’s option prior to May 15, 2011. Thereafter, the notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	% of principal amount

2011	103.750%
2012	102.500%
2013	101.250%
2014 and thereafter	100.000%

Prior to May 15, 2009, the Company may, at its option, on any one or more occasions, redeem up to 35% of the original aggregate principal amount of the notes at a redemption price equal to 107.5% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with all or a portion of the net proceeds of public sales of Equity Interests of the Company; provided that at least 65% of the original aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of the related sale of such Equity Interests.
In addition, before May 15, 2011, the Company may redeem all or, from time to time, any part of the notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
“Make-Whole Premium” means, with respect to a note at any redemption date, the excess of (A) the present value at such time of (1) the redemption price, excluding accrued interest, of such note at May 15, 2011, (as set forth in the table above) plus (2) all required interest payments, excluding accrued interest, due on such note through May 15, 2011, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to May 15, 2011; provided, however, that if the period from the redemption date to May 15, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by the Company.

United States federal income tax considerations
The following discussion summarizes the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the notes by an initial beneficial owner of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax consequences of acquiring, holding or disposing of the notes.
In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to initial holders who purchase the notes for cash at the issue price, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money and who hold the notes as capital assets (within the meaning of section 1221 of the Code). If a partnership holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner or a partnership acquiring the notes, you should consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction.
Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.
Consequences to U.S. holders
You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the notes
The notes will be issued without original issue discount for United States federal income tax purposes. Accordingly, you will generally be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for federal income tax purposes.
Disposition of the notes
You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note less any principal payments received. The gain or loss will be long-term capital gain or loss if you held the note for more than one year. Long- term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 15%. The deductibility of capital losses may be subject to limitation.
Information reporting and backup withholding
Information reporting will apply to payments of interest and principal on, or the proceeds of the sale or other disposition of, notes held by you, and backup withholding (currently at a rate of 28%) will apply unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.
Consequences to non-U.S. holders
You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes and you are not a U.S. holder.
Interest on the notes
If you are a non-U.S. holder, payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

•	you are not a “controlled foreign corporation” that is directly or indirectly related to us.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.
If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN or appropriate substitute form claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See “—Income or Gain Effectively Connected With a U.S. Trade or Business.”
Disposition of notes
You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and where an applicable tax treaty applies, attributable to your permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.
Income or gain effectively connected with a U.S. trade or business
The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, (and where an applicable treaty applies, attributable to your permanent establishment in the United States) then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (or where an applicable tax treaty applies, attributable to your permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

U.S. federal estate tax
Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note or coupon will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been:

•	subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected with the conduct by the holder of a trade or business in the United States.
Information reporting and backup withholding
Payments to non-U.S. holders of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.
United States backup withholding generally will not apply to payments of interest and principal on a note to a non-U.S. holder if the statement described in “Consequences to Non-U.S. Holders— Interest on the Notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.
Payment of the proceeds of a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if the broker:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.
The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

Underwriting
Subject to the terms and conditions set forth in the underwriting agreement among Range and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes

J.P. Morgan Securities Inc.	$
Credit Suisse Securities (USA) LLC
Banc of America Securities LLC
BMO Capital Markets Corp.
Wachovia Capital Markets, LLC
Calyon Securities (USA) Inc.
Comerica Securities, Inc.
Fortis Securities LLC
Capital One Southcoast, Inc.
KeyBanc Capital Markets, a division of McDonald Investments, Inc.
Scotia Capital (USA) Inc.
Natexis Bleichroeder Inc.

Total		$50,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. Those obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriters have agreed to purchase all of the notes if any of them are purchased.
The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to        % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to        % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms.
In the underwriting agreement, we have agreed that:

•	We will not offer or sell any of our debt securities having a term of more than one year (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities Inc.

•	We will pay our own expenses related to the offering, which we estimate will be $300,000.

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.
In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.
We intend to use more than 10% of the net proceeds from the sale of the notes to repay indebtedness owed by us to certain of the underwriters or their affiliates. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of debt securities, not including underwriting compensation, is paid to the underwriters of such debt securities or their affiliates, the yield on the securities may not be lower than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Credit Suisse Securities (USA) LLC is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus, is no lower than that recommended by Credit Suisse Securities (USA) LLC.
The underwriters or their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to us and our affiliates, for which they have received customary compensation. The underwriters and their affiliates may provide similar services in the future. In particular, certain of the underwriters or their affiliates are lenders under our bank credit facility and will receive the net proceeds from this offering used to pay down our bank credit facility. In addition, from time to time, certain of our underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
J.P. Morgan Trust Company, National Association, an affiliate of J.P. Morgan Securities Inc., will serve as trustee under the indenture which will govern the notes being offered hereby. JPMorgan Chase & Co. (“JPMorgan”) has entered into an agreement with The Bank of New York Company, Inc. (“BNY”) pursuant to which JPMorgan intends to exchange portions of its corporate trust business, including municipal and corporate trusteeships, for BNY’s consumer, small business and middle market banking businesses. This transaction has been approved by both companies’ boards of directors and is subject to regulatory approvals. It is expected to close in the late third quarter or fourth quarter of 2006.

Legal matters
Our legal counsel, Vinson & Elkins L.L.P., Dallas, Texas, will pass upon certain legal matters in connection with the offered securities. The underwriters will be represented by Davis Polk & Wardwell, New York, New York.
Experts
The consolidated financial statements of Range Resources Corporation appearing in Range Resources Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005, and Range Resources Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Stroud Energy, Inc. and subsidiaries incorporated in this prospectus by reference to Range Resources Corporation’s current report on Form 8-K/ A filed on August 9, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.
Reserve engineers
Certain information presented and incorporated by reference in this prospectus supplement and in the accompanying prospectus regarding estimated quantities of oil and natural gas reserves occurred by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by DeGolyer and MacNaughton, Wright & Company, Inc. and H.J. Gruy and Associates, Inc. The reserve information is presented and incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such reports.

Glossary of certain oil and natural gas terms
In this prospectus supplement, the following terms have the meanings specified below.
Bbl— One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.
Bcf— One billion cubic feet.
Bcfe— One billion cubic feet of natural gas equivalents, based on a ratio of 6 Mcf for each barrel of oil, which reflects the relative energy content.
Development Well— A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.
Dry Hole— A well found to be incapable of producing oil or natural gas in sufficient economic quantities.
Exploratory Well— A well drilled to find oil or gas in an unproved area, to find a new reservoir in an existing field or to extend a known reservoir.
Gross Acres Or Gross Wells— The total acres or wells, as the case may be, in which a working interest is owned.
Infill Well— A well drilled between known producing wells to better exploit the reservoir.
LIBOR— London Interbank Offer Rate, the rate of interest at which banks offer to lend to one another in the wholesale money markets in the City of London. This rate is a yardstick for lenders involved in many high value transactions.
Mbbl— One thousand barrels of crude oil or other liquid hydrocarbons.
Mcf— One thousand cubic feet of gas.
Mcf Per Day— One thousand cubic feet of gas per day.
Mcfe— One thousand cubic feet of natural gas equivalents, based on a ratio of 6 Mcf for each barrel of oil or NGL, which reflects relative energy content.
Mmbbl— One million barrels of crude oil or other liquid hydrocarbons.
Mmbtu— One million British thermal units. A British thermal unit is the heat required to raise the temperature of one-pound of water from 58.5 to 59.5 degrees Fahrenheit.
Mmcf— One million cubic feet of gas.
Mmcfe— One million cubic feet of gas equivalents.
Net Acres Or Net Wells— The sum of the fractional working interests owned in gross acres or gross wells.
Present Value (PV)— The present value, discounted at 10%, of future net cash flows from estimated proved reserves, using constant prices and costs in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions).
Productive Well— A well that is producing oil or natural gas or that is capable of production.
Proved Developed Non-Producing Reserves— Reserves that consist of (i) proved reserves from wells which have been completed and tested but are not producing due to lack of market or minor completion problems which are expected to be corrected and (ii) proved reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the wells.
Proved Developed Producing Reserves— Proved reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.
Proved Developed Reserves— Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
Proved Reserves— The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.
Proved Undeveloped Reserves— Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.
Recompletion— The completion for production of another formation in an existing well bore.
Reserve Life Index— Proved reserves at a point in time divided by the then annual production rate.
Royalty Interest— An interest in an oil and gas property entitling the owner to a share of oil and natural gas production free of costs of production.
Standardized Measure— The present value, discounted at 10%, of future net cash flows from estimated proved reserves after income taxes, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the SEC’s rules for inclusion of oil and natural gas reserve information in financial statements filed with the SEC.
Tcfe— One trillion cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.
Term Overriding Royalty— A royalty interest that is carved out of the operating or working interest in a well. Its term does not necessarily extend to the economic life of the property and may be of shorter duration than the underlying working interest. The term overriding royalties in which the Company participates through Independent Producer Finance typically extend until amounts financed and a designated rate of return have been achieved. If such point in time is reached, the override interest reverts back to the working interest owner.
Working Interest— The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens, and to all costs of exploration, development and operations, and all risks in connection therewith.

PROSPECTUS
Range Resources Corporation
Debt Securities
Guarantees of Debt Securities
We may offer and sell securities from time to time in amounts, at prices and on terms that we will determine at the times of the offerings. This prospectus also covers guarantees of our obligations under any debt securities, which may be given from time to time by one or more of our direct or indirect domestic subsidiaries, on terms to be determined at the time of the offering.
We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplements carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities directly, or we may distribute them through underwriters or dealers.

You should read this prospectus and any supplement carefully before you invest. AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. PLEASE READ THE “RISK FACTORS” DESCRIBED IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, IN OUR FORM 10-K AND IN ANY OF THE DOCUMENTS WE INCORPORATE BY REFERENCE.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 9, 2006

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or an accompanying prospectus supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

i

About this prospectus
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities to be sold. This prospectus does not contain all of the information included in the registration statement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information under the heading “Where You Can Find More Information.”
Unless otherwise noted herein, as used in this prospectus, “Range,” “Range Resources,” “we,” “our,” “ours,” “us” and the “Company” refer to Range Resources Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.
Where you can find more information
This prospectus does not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about the registrants, you should refer to the registration statement. Summaries of agreements or other documents is this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.
We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. Our common stock is listed on the New York Stock Exchange under the symbol “RRC.” You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at http://www.rangeresources.com. We do not intend for information contained in our website to be part of this prospectus.
Information we incorporate by reference
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the SEC after we file this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC.
We incorporate by reference in this prospectus the documents listed below which we previously have filed with the SEC and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding those filings made under Item 2.02 or 7.01 of Form 8-K) after we file this prospectus until the offering of the securities terminates or we have filed with the SEC an amendment to the registration statement relating to this offering that deregisters all securities then remaining unsold:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Report on Form 10-Q/ A for the quarterly period ended March 31, 2006, and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006; and

•	Current Reports on Form 8-K filed on January 4, 2006, filed on January 18, 2006, filed on January 25, 2006, filed on February 2, 2006, filed on February 24, 2006, filed on March 30, 2006, filed on April 19, 2006, filed on May 16, 2006, filed on May 23, 2006, filed on May 26, 2006, filed on June 9, 2006, filed on June 12, 2006, filed on June 21, 2006, filed on July 18, 2006 and filed on July 27, 2006 and Current Reports on Form 8-K/A filed on May 16, 2006, filed on June 23, 2006 and filed on August 9, 2006.
You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning us at the following number or writing us at the following address:

Range Resources Corporation
Attention: Corporate Secretary
777 Main Street
Suite 800
Fort Worth, Texas 76102
(817) 870-2601
Forward-looking statements
This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In general, all statements other than statements of historical fact are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. However, management’s assumptions and our future performance are subject to a wide range of business risks and uncertainties and we cannot assure you that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to:

•	production variance from expectations,

•	volatility of oil and natural gas prices,

•	hedging results,

•	the need to develop and replace reserves,

•	the substantial capital expenditures required to fund operations,

•	exploration risks,

•	environmental risks,

•	uncertainties about estimates of reserves,

•	competition,

•	litigation,

•	our sources of liquidity,

•	access to capital,

•	government regulation,

•	political risks,

•	our ability to implement our business strategy,

•	costs and results of drilling new projects,

•	mechanical and other inherent risks associated with oil and natural gas production,

•	weather,

•	availability of drilling equipment, and

•	changes of interest rates.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements.
Should one or more of the risks or uncertainties described in this prospectus or the documents we incorporate by reference, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
All forward-looking statements express or implied, included in this prospectus and the documents we incorporate by reference and attributable to Range are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Range or persons acting on its behalf may issue.

Ratio of earnings to fixed charges

	Year ended December 31,					Six months ended
						June 30,
	2001	2002	2003	2004	2005	2006

Ratio of earnings to fixed charges	1.5x	1.9x	3.2x	3.8x	5.5x	8.4x

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense, amortization of debt costs and the portion of rental expense representing the interest factor, and

•	“earnings” represent the aggregate of income from continuing operations and fixed charges.
Use of proceeds
Unless we inform you otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include but are not limited to reduction or refinancing of debt or other corporate obligations, repurchasing or redeeming our securities, the financing of capital expenditures, acquisitions and additions to our working capital. We may temporarily use the net proceeds received from any offering of securities to repay our senior credit facility or other debt until we can use such net proceeds for the stated purpose.

Description of debt securities
In this Description of Debt Securities, “Range” or “the Company” refers only to Range Resources Corporation, and any successor obligor on the securities, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “—Certain definitions.”
The Company may from time to time issue such securities (referred to herein as the “notes”) under an Indenture between the Company, the Subsidiary Guarantors and J.P. Morgan Trust Company, N.A., dated May 23, 2006, as supplemented by the First Supplemental Indenture, dated May 23, 2006, and as may be further supplemented or amended. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.
The notes may be issued from time to time as provided in this prospectus. When notes are offered, a prospectus supplement will explain the particular terms of the notes to the extent they are not set forth in or vary from the terms set forth in this prospectus, and in particular will include the following information about the notes offered:

•	the initial principal amount of notes offered,

•	the interest rate borne by the notes,

•	the interest payment dates and related record date,

•	the maturity date,

•	the prices and other terms, if any, upon which the notes may be redeemed prior to maturity,

•	any changes in the terms related to the notes described herein, including changes in covenants, events of default or any other provision described herein, and

•	any other information relevant to the terms of the notes so offered.
The following is a summary of the material provisions of the Indenture. Because this is a summary, it may not contain all the information that is important to you. We have filed the form of Indenture as an exhibit to the registration statement of which this prospectus is part. You should read the Indenture in its entirety.
Basic terms of notes
The notes

•	will be unsecured senior subordinated obligations of Range, subordinated in right of payment to all existing and future Senior Debt of Range in accordance with the subordination provisions of the Indenture;

•	will be jointly, severally and unconditionally guaranteed on a senior subordinated basis by certain of the material domestic Restricted Subsidiaries of the Company and any future material domestic Restricted Subsidiary of the Company. The obligations of the Subsidiary Guarantors under the Guarantees will be general unsecured obligations of each of the Subsidiary Guarantors and will be subordinated in right of payment to all obligations of the Subsidiary Guarantors in respect of Senior Debt;

•	will rank equally with all of our senior subordinated unsecured debt, including $150 million in aggregate principal amount of our outstanding 7 1/2 % Senior Subordinated Notes previously issued under the Indenture, $200.0 million in aggregate principal amount of our outstanding 7 3/8% Senior Subordinated Notes and $150.0 million in aggregate principal amount of our outstanding 6 3/8 % Senior Subordinated Notes.

Additional notes
Subject to the covenants described below, following the initial issuance of notes under the Indenture, we may issue additional notes under the Indenture having the same terms as the initial notes; provided, however, that any such issuance made under the same CUSIP number as the original issuance will be made only if either such additional notes are issued with no more than de minimis original issue discount or such issuance is a “qualified reopening” as such term is defined under Treasury regulations section 1.1275-2(k)(3) promulgated under the Internal Revenue Code of 1986, as amended. The initial notes and any such additional notes would be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the notes.
Optional redemption
We will be permitted to redeem the notes prior to maturity on the terms and at the prices set forth in the prospectus supplement relating to the issuance of the notes.
No mandatory redemption or sinking fund
Except as set forth below under “—Repurchase at the option of holders,” we will not be required to make mandatory redemption or sinking fund payments with respect to the notes.
Guarantees
The Company’s payment obligations under the notes will be jointly, severally and unconditionally guaranteed (the “Guarantees”) initially by certain of the Company’s material domestic Restricted Subsidiaries of the Company and by any future material domestic Restricted Subsidiaries of the Company. The initial Subsidiary Guarantors shall be Great Lakes Energy Partners, L.L.C., PMOG Holdings, Inc., Range Energy I, Inc., Range HoldCo, Inc., Range Production I, L.P., Range Production Company, Range Energy Ventures Corporation, Range Operating New Mexico, Inc., Range Operating Texas, L.L.C., Pine Mountain Acquisition, Inc., Pine Mountain Oil & Gas, Inc., Stroud Energy GP, LLC, Stroud Energy LP, LLC, Stroud Oil Properties, LP, Stroud Energy Management GP, LLC and Stroud Energy, Ltd. The Guarantees will be subordinated to Indebtedness of the Subsidiary Guarantors to the same extent and in the same manner as the notes are subordinated to the Senior Debt. Each Guarantee by a Subsidiary Guarantor will be limited in an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering such Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting rights of creditors generally.
The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person whether or not affiliated with such Subsidiary Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental Indenture in form and substance reasonably satisfactory to the Trustee in respect of the notes, the Indenture and the Guarantees; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) such transaction does not violate any of the covenants described under the heading “—Certain covenants.”
The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor to a third party or an Unrestricted Subsidiary in a transaction that does not violate any of the covenants in the Indenture, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of a Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released from and relieved of any obligations under its Guarantee.
Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall be released and relieved of its obligations under its Guarantee and any Unrestricted Subsidiary.
Subordination
The payment of principal, premium, if any, and interest on the notes and any other payment obligations of the Company in respect of the notes (including any obligation to repurchase the notes) will be subordinated in certain circumstances in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.
Upon any payment or distribution of property or securities to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of the Company’s assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in such proceeding) before the Holders of notes will be entitled to receive any payment with respect to the notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of notes would be entitled shall be made to the holders of Senior Debt (except in each case that Holders of notes may receive securities that are subordinated at least to the same extent as the notes are subordinated to Senior Debt and any securities issued in exchange for Senior Debt and payments made from the trust described under “—Legal defeasance and covenant defeasance”).
The Company may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of the notes (except in such subordinated securities or from the trust described under “—Legal defeasance and covenant defeasance”) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of any Designated Senior Debt. Cash payments on the notes shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earliest of the date on which such nonpayment default is cured or waived, the date on which the applicable Payment Blockage Notice is retracted by written notice to the Trustee or 90 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated or a default of the type described in clause (ix) under the caption “Events of Default” has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of Designated Senior Debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.
The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.
As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, Holders of notes may recover less ratably than creditors of the Company who are holders of Senior Debt. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See “—Certain covenants— Incurrence of indebtedness and issuance of disqualified stock.”
Repurchase at the option of holders
Change of control
Upon the occurrence of a Change of Control, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, unless a notice of redemption has been given with respect to the notes, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase the notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment shall be made on a business day not less than 30 days nor more than 60 days after such notice is mailed (the “Change of Control Payment Date”). The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.
On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all the notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of such notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes (or portions thereof) validly tendered and not withdrawn under such Change of Control Offer.
The Credit Agreement will prohibit the Company from repurchasing any notes pursuant to a Change of Control Offer prior to the repayment in full of the Senior Debt under the Credit Agreement. Moreover, the occurrence of certain change of control events identified in the Credit Agreement will constitute a default under the Credit Agreement. Any future Credit Facilities or other agreements relating to the Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control were to occur, the Company may not have sufficient available funds to pay the Change of Control Payment for all notes that might be delivered by Holders of notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Agreement or other agreements relating to Senior Debt, if accelerated. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Payment when due will constitute a Default under the Indenture and will otherwise give the Trustee and the Holders of notes the rights described under “—Events of default and remedies.”
The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Asset sales
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary in such Asset Sale, plus all other Asset Sales since the date of the Indenture, on a cumulative basis, is in the form of cash or Cash Equivalents; provided that the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability shall be treated as cash for the foregoing purposes.
Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to reduce Senior Debt, (b) to acquire a controlling interest in another Oil and Gas Business, (c) to make capital expenditures in respect of the Company’s or its Restricted Subsidiaries’ Oil and Gas Business, (d) to purchase long-term assets that are used or useful in such Oil and Gas Business or (e) to repurchase any notes. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt that is revolving debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied as provided in the first sentence of this paragraph will (after the expiration of the periods specified in this paragraph) be deemed to constitute “Excess Proceeds.”
When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of notes and, to the extent required by the terms thereof, to all holders or lenders of Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum principal amount of the notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to, in the case of the notes, 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, or, in the case of any other Pari Passu Indebtedness, 100% of the principal amount thereof (or with respect to discount Pari Passu Indebtedness, the accreted value thereof) on the date of purchase, in each case in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable. To the extent that the aggregate principal amount (or accreted value, as the case may be) of the notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the sum of the aggregate principal amount of the notes surrendered by Holders thereof and the aggregate principal amount or accreted value, as the case may be, of other Pari Passu Indebtedness surrendered by holders or lenders thereof exceeds the amount of Excess Proceeds, the Trustee and the trustee or other lender representatives for the Pari Passu Indebtedness shall select the notes and other Pari Passu Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount (or accreted value, as applicable) thereof surrendered in such Asset Sale Offer. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
The Credit Agreement will prohibit the Company from purchasing any notes from the Net Proceeds of Asset Sales. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale Offer occurs at a time when the Company is prohibited from purchasing the notes, the Company could seek the consent of its lenders to the purchase or could attempt to refinance the Senior Debt that contain such prohibition. If the Company does not obtain such a consent or repay such Senior Debt, the Company may remain prohibited from purchasing the notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement and possibly a default under other agreements relating to Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the notes.

Certain covenants
The Indenture contains covenants including, among others, the following:
Restricted payments
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment to holders of the Company’s Equity Interests in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of disqualified stock”; and

(c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (5) and (6) of the next succeeding paragraph), is less than the sum of (i) the dollar amount calculated as of the date of the Indenture under Section 4.07(c) of that certain Indenture dated July 21, 2003 among the Company, the Subsidiary Guarantors and J.P. Morgan Trust Company, National Association as successor trustee to Bank One, National Association, plus (ii) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (iii) 100% of the aggregate net cash proceeds received by the Company from the issue and sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iv) 100% of the amount of net cash proceeds received by the Company or a Restricted Subsidiary from the sale within 12 months of the related acquisition of any of the following that are acquired after the date of the Indenture in exchange for Equity Interests of the Company (other than Disqualified Stock and other than Capital Stock issued to a Subsidiary of the Company): (A) any property or assets (other than Indebtedness and Capital Stock); (B) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (C) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary, plus (v) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the net proceeds of such sale, liquidation or repayment and (B) the initial amount of such Restricted Investment.

The foregoing provisions will not prohibit: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(iii) or (c)(iv) of the preceding paragraph; (3) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(iii) or (c)(iv) of the preceding paragraph; (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any of the Company’s (or any of its Subsidiaries’) employees pursuant to any equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2 million in any twelve-month period; and provided further that no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (5) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and (6) cash payments made by the Company for the repurchase, redemption or other acquisition or retirement of the Company’s 7 3/8% Senior Subordinated Notes due 2013 or 6 3/8 % Senior Subordinated Notes due 2015.
The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than five days after the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed.
Designation of unrestricted subsidiaries
The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be a Restricted Investment or, if applicable, a Permitted Investment at the time of such designation and must comply with the covenant “Restricted payments.” All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
Incurrence of indebtedness and issuance of disqualified stock
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if:

(i) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis as set forth in the definition of Fixed Charge Coverage Ratio; and

(ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Stock.
Notwithstanding the foregoing, the Indenture will not prohibit any of the following (collectively, “Permitted Indebtedness”): (a) the Indebtedness evidenced by the notes initially issued under the Indenture; (b) the Indebtedness evidenced by the Company’s 7 3/8% Senior Subordinated Notes or 6 3/8 % Senior Subordinated Notes; (c) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to Credit Facilities, so long as the aggregate principal amount of all Indebtedness incurred pursuant to this clause (c) and outstanding under all Credit Facilities does not, at any one time, exceed the greater of (i) $600.0 million and (ii) an amount equal to the sum of (A) $50.0 million plus (B) 30% of Adjusted Consolidated Net Tangible Assets determined after the incurrence of such Indebtedness (including the application of the proceeds therefrom); (d) the guarantee by any Subsidiary Guarantor of any Indebtedness that is permitted by the Indenture to be incurred by the Company; (e) all Indebtedness of the Company and its Restricted Subsidiaries in existence as of the date of the Indenture; (f) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; (g) Indebtedness in connection with one or more standby letters of credit, guarantees, performance bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includible in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, guarantee or performance bond itself), not to exceed in the aggregate at any given time 5% of Total Assets; (h) Indebtedness under Interest Rate Hedging Agreements entered into for the purpose of limiting interest rate risks, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant and that the aggregate notional principal amount of such agreements does not exceed 105% of the principal amount of the Indebtedness to which such agreements relate; (i) Indebtedness under Oil and Gas Hedging Contracts, provided that such contracts were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries; (j) the incurrence by the Company of Indebtedness not otherwise permitted to be incurred pursuant to this paragraph, provided that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred pursuant to this clause (j) together with all Permitted Refinancing Debt incurred pursuant to clause (k) of this paragraph in respect of Indebtedness previously incurred pursuant to this clause (j), does not exceed $10.0 million at any one time outstanding; (k) Permitted Refinancing Debt incurred in exchange for, or the net proceeds of which are used to refinance, extend, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred (including Indebtedness previously incurred pursuant to this clause (k) and Indebtedness referred to in clause (e) above); (l) accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services; and (m) Indebtedness consisting of obligations in respect of purchase price adjustments, guarantees or indemnities in connection with the acquisition or disposition of assets.
The Indenture provides that the Company will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by the Company.
For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with this covenant: (A) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, (B) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant to be incurred, the Company, in its sole discretion, will classify such item of Indebtedness on the date of incurrence (or later reclassify such Indebtedness from or after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under one or more other of such provisions) and only be required to include the amount and type of such Indebtedness in one or more of such provisions as it determines; and (C) the amount of any Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

No layering
The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the notes and (ii) the Subsidiary Guarantors will not directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Guarantees, provided, however, that the foregoing limitations will not apply to distinctions between categories of Indebtedness that exist by reason of any Liens arising or created in respect of some but not all such Indebtedness.
Liens
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, unless all payments under the notes are secured by such Lien prior to, or on an equal and ratable basis with, the Indebtedness so secured for so long as such Indebtedness is secured by such Lien.
Dividend and other payment restrictions affecting subsidiaries
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(x) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed by it to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Credit Agreement and the indentures governing the Company’s 7 3/8% Senior Subordinated Notes and 6 3/8 % Senior Subordinated Notes, each as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or any other Credit Facility or indenture or other financing agreement or instrument, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or other Credit Facilities or indentures or other financing agreements or instruments are not materially more restrictive taken as a whole with respect to such dividend and other payment restrictions than those contained in the Credit Agreement and such indentures as in effect on the date of the Indenture, (b) the Indenture and the notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except, in the case of Indebtedness, to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases and customary provisions in other agreements that restrict assignment of such agreement or rights thereunder, entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (g) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.
Merger, consolidation on sale of substantially all assets
The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person, in either case unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity (if the Company is not the continuing obligor under the Indenture) assumes all the obligations of the Company under the notes and the Indenture pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction or series of transactions no Default or Event of Default exists; and (iv) the Company or the Surviving Entity (if the Company is not the continuing obligor under the Indenture) will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of disqualified stock.” Notwithstanding the restrictions described in the foregoing clause (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and any Wholly Owned Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Wholly Owned Restricted Subsidiary.
Transactions with affiliates
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate

Transactions involving aggregate consideration in excess of $1.0 million but less than or equal to $10.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above, (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but less than or equal to $25.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with clause (i) above and that such Affiliate Transaction or series of Affiliate Transactions has been approved in good faith by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions, which resolution shall be conclusive evidence of compliance with this provision, and (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (i) above and that such Affiliate Transaction or series of related Affiliate Transactions has been approved in good faith by a resolution adopted by a majority of the members of the Board of Directors of the Company who are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions and an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions (which resolution and fairness opinion shall be conclusive evidence of compliance with this provision) from a financial point of view issued by an accounting, appraisal, engineering or investment banking firm of national standing; (which resolution and fairness opinion shall be conclusive evidence of compliance with this provision); provided that the following shall not be deemed Affiliate Transactions: (1) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business, (2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption “—Restricted payments,” (4) indemnification payments made to officers, directors and employees of the Company or any Subsidiary pursuant to charter, bylaw, statutory or contractual provisions, and (5) transactions with entities that are Affiliates of the Company or a Restricted Subsidiary only because of the ownership by the Company or a Restricted Subsidiary of Equity Interests in such entity.
Additional subsidiary guarantees
The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another material Restricted Subsidiary after the date of the Indenture, then such newly acquired or created Restricted Subsidiary will be required to execute a Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture; provided that, in no event will any non-U.S. Subsidiary of the Company be required to execute a Guarantee. For purposes of the foregoing, a Restricted Subsidiary shall be deemed to be “material” if it would not be a minor subsidiary within the meaning of Rule 3-10(h) of Regulation S-X under the Exchange Act.
Business activities
The Company will not, and will not permit any Restricted Subsidiary to, engage in any material respect in any business other than the Oil and Gas Business.

Commission reports
Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission and provide, within 15 days after such filing, the Trustee and Holders and prospective Holders (upon request) with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act (but without exhibits in the case of the Holders and-prospective Holders). In the event that the Company is not permitted to file such reports, documents and information with the Commission, the Company will provide substantially similar information to the Trustee, the Holders and prospective Holders (upon request) as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Company will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.
Events of default and remedies
The Indenture provides that each of the following constitutes an Event of Default: (i) a default for 30 days in the payment when due of interest on the notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) a default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) the failure by the Company to comply with its obligations under “Certain covenants— Merger, consolidation or sale of assets” above; (iv) the failure by the Company for 30 days after notice from the Trustee or the Holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the captions “Repurchase at the option of holders and “Certain covenants” other than the provisions described under “—Merger, consolidation or sale of assets”; (v) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the Indenture or the notes; (vi) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or a Subsidiary Guarantor, or any Person acting on behalf of such Subsidiary Guarantor, shall deny or disaffirm its obligations under its Guarantee; (vii) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; provided, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the notes shall be automatically rescinded; (viii) the failure by the Company or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $10.0 million, which judgments remain unpaid or discharged for a period of 60 days; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.
If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the notes then outstanding may declare the principal of and accrued but unpaid interest on such notes to be due and payable immediately. Upon such declaration the principal and interest shall be due and payable immediately; provided, however, that so long as any Designated Senior Debt or any commitment therefor is outstanding, any such notice or declaration shall not become effective until the earlier of (a) five Business Days after such notice is delivered to the representative for the Designated Senior Debt or (b) the acceleration of any Designated Senior Debt and thereafter, payments on the Securities pursuant the above provisions shall be made only to the extent permitted pursuant to the subordination provisions of the indenture. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of notes may not enforce the Indenture or notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.
The Holders of a majority in principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.
The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five business days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
No liability of directors, officers, employees, incorporators, members and stockholders
No director, officer, employee, incorporator, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or such Guarantor under the notes or the Indenture or for any claim based on, in respect of, or by reason of,-such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.
Amendment, supplements and waivers
Except as provided in the next two succeeding paragraphs, the Indenture, the notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing Default or Event of Default or compliance with any provision of such Indenture, the notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes).
Without the consent of each Holder affected, an amendment or waiver may not (with respect to any the notes held by a non-consenting Holder): (i) reduce the principal amount of the notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders”), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of such notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes or (vii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions described under “—Repurchase at the option of holders” or the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 66 2/3 % in principal amount of the notes then outstanding if such amendment would adversely affect the rights of Holders of such notes. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consents to such change.
Notwithstanding the foregoing, without the consent of any Holder of the notes the Company and the Trustee may amend or supplement the Indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to add Subsidiary Guarantors, to provide for the assumption of the Company’s obligations to Holders of the notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to secure the notes or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.
Satisfaction and discharge
The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when: (1) either (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the trustee for cancellation, or (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable (including pursuant to a notice of redemption duly given) within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any instrument (other than the indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound; (3) the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and (4) the Company has delivered an Officers’ Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Legal defeasance and covenant defeasance
The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for (i) the rights of Holders of such outstanding notes to receive payments in respect of the principal of, premium, if any, or interest on such notes when such payments are due from the trust referred to below, (ii) the Company’s obligations with respect to such notes concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to the Company) described under “Events of default and remedies” will no longer constitute an Event of Default.
In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Concerning the trustee
J.P. Morgan Trust Company, N.A. is the Trustee under the Indenture. The Trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The Trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the notes.
The Trustee assumes no responsibility for this prospectus and has not reviewed or undertaken to verify any information contained in this prospectus.
Form, denomination and registration of the notes
The notes will be issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in global form. Except in the limited circumstances described below, notes will not be issued in certificated form.
The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any the note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase.
No service charge will be imposed in connection with any transfer or exchange of any note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global notes
Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.
The Company will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.
Payments of principal and interest under global notes will be made to DTC’s nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Company, the Trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.
Certificated notes
If DTC notifies the Company that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Company within 90 days of such notice, or an Event of Default has occurred and the Trustee has received a request from DTC, the Trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.
Same day settlement and payment
The Indenture will require that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, the Company will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.
The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Governing law
The Indenture, the notes and the Subsidiary Guarantees provide that they will be governed by the laws of the State of New York.
Certain definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, (i) the sum of (a) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with the Commission’s guidelines before any state or federal income taxes, with no less than 80% of the discounted future net revenues estimated by one or more nationally recognized firms of independent petroleum engineers in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (2) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with the Commission’s guidelines (utilizing the prices utilized in such year-end reserve report) increased by the accretion of the discount from the date of the reserve report to the date of determination, and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with the Commission’s guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clause (1) through (4), such increases and decreases shall be as estimated by the Company’s petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (i)(a) shall be confirmed in writing by one or more nationally recognized firms of independent petroleum engineers, (b) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements, (c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (d) the greater of (1) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements or (2) the book value of other tangible assets (including, without duplication, investments in unconsolidated Restricted Subsidiaries and mineral rights held under lease or other contractual arrangement) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest annual or quarterly financial statements, minus (ii) the sum of (a) minority interests, (b) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements, and (c) the discounted future net revenues, calculated in accordance with the Commission’s guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto. If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company was still using the successful efforts method of accounting.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.
“Asset Sale” means (i) the sale, lease, conveyance or other disposition (but excluding the creation of or disposition pursuant to a Lien) of any assets including, without limitation, by way of a sale and leaseback (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the option of Holders— Change of control” and/or the provisions described above under the caption “—Certain covenants— Merger, consolidation or sale of assets” and not by the provisions described above under “—Repurchase at the option of holders— Asset sales”), and (ii) the issuance or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Subsidiaries (including the sale by the Company or a Restricted Subsidiary of Equity Interests in an Unrestricted Subsidiary), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, (iii) the making of a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain covenants— Restricted payments,” (iv) the abandonment, farm-out, lease or sublease of undeveloped oil and gas properties in the ordinary course of business, (v) the trade or exchange by the Company or any Restricted Subsidiary of the Company of any oil and gas

property owned or held by the Company or such Restricted Subsidiary for any oil and gas property owned or held by another Person, which the Board of Directors of the Company determines in good faith to be of approximately equivalent value, (vi) the trade or exchange by the Company or any Subsidiary of the Company of any oil and gas property owned or held by the Company or such Subsidiary for Equity Interests in another Person engaged primarily in the Oil and Gas Business which, together with all other such trades or exchanges (to the extent excluded from the definition of Asset Sale pursuant to this clause (vi)) since the date of the Indenture, does not exceed 5% of Adjusted Consolidated Net Tangible Assets determined after such trade or exchange, (vii) the sale or transfer of hydrocarbons or other mineral products or other inventory or surplus or obsolete equipment in the ordinary course of business or (viii) sales of assets or property (including Capital Stock) described in paragraph (c)(iv) of the covenant described above under “—Certain covenants— Restricted payments.”
“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company or similar entity, any membership or similar interests therein and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case excluding debt securities convertible or exchangeable for any of the foregoing.
“Cash Equivalents” means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding-six months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having a rating of at least P1 from Moody’s Investors Service, Inc. (or its successor) and a rating of at least A1 from Standard & Poor’s Ratings Group (or its successor) and (vi) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (ii) through (v) above.
“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its

Subsidiaries taken as a whole to any “person” or group of related “persons” (a “Group”) (as such terms are used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any “person” (as defined above) or Group becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 40% of the aggregate voting power of all classes of Capital Stock of the Company having the right to elect directors under ordinary circumstances or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
“Commission” means the Securities and Exchange Commission.
“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus (i) an amount equal to any extraordinary loss, plus any net loss realized in connection with an Asset Sale (together with any related provision for taxes), to the extent such losses were included in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), to the extent that any such expense was included in computing such Consolidated Net Income, plus (iv) depreciation, depletion and amortization expenses (including amortization of goodwill and other intangibles) for such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization expenses were included in computing such Consolidated Net Income, plus (v) exploration expenses for such Person and its Restricted Subsidiaries for such period to the extent such exploration expenses were included in computing such Consolidated Net Income, plus (vi) other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such other non-cash charges were included in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) any impairments or write-downs of oil and natural gas assets, shall be excluded, provided, however, that ceiling limitation write-downs in accordance with GAAP shall be treated as capitalized costs, as if such write-downs had not occurred, (vi) extraordinary non-cash losses shall be excluded, (vii) any non-cash compensation expenses realized for grants of performance shares, stock options or stock awards to officers, directors and employees of the Company or any of its Restricted Subsidiaries shall be excluded and (viii) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of SFAS 133) shall be excluded.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of original issuance of the notes or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination.
“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 23, 2004, by and among Range, Great Lakes Energy Partners L.L.C. and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A., (Illinois), a national banking association), The Frost National Bank, The Bank of Nova Scotia, Union Bank of California, N.A., Wachovia Bank, National Association, Key Bank, Harris Nesbitt Financing, Inc., Southwest Bank of Texas, N.A., Hibernia National Bank, Comerica Bank, Natexis Banques Populaires, Fortis Capital Corp., Fleet National Bank, Compass Bank, Calyon New York Branch and Bank of Scotland (hereinafter collectively referred to as “Lenders”, and individually, “Lender”) and JPMorgan Chase Bank N.A. (formerly Bank One, NA), as Administrative Agent, Fleet National Bank, as Co-Documentation Agent, Fortis Capital Corp., as Co-Documentation Agent, Calyon, New York Branch, as Co-Syndication Agent, Harris Nesbitt Financing, Inc., as Co-Syndication Agent, J.P. Morgan Securities Inc. (formerly Banc One Capital Markets, Inc.), as Sole Lead Arranger and Sole Bookrunner providing for up to $600 million of Indebtedness, as such credit agreement has been amended or supplemented to the date of the Indenture, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, whether or not with the same lenders or agents.
“Credit Facilities” means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.
“Designated Senior Debt” means (i) the Credit Agreement and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25 million or more and that has been designated by the Company as “Designated Senior Debt.”
“Disqualified Stock” means any Capital Stock to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.
“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the referent Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any-related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including, without limitation, any acquisition to occur on the Calculation Date) shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the net proceeds of Indebtedness incurred or Disqualified Stock issued by the referent Person pursuant to the first paragraph of the covenant described under the caption “—Certain covenants— Incurrence of indebtedness and issuance of disqualified stock” during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have been received by the referent Person or any of its Restricted Subsidiaries on the first day of the four-quarter reference period and applied to its intended use on such date, (iii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iv) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.
“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.
“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
“Indebtedness” means, with respect to any Person, without duplication, (a) any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) evidenced by letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances, (iv) representing Capital Lease Obligations, (v) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, (vi) representing any obligations in respect of Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts, and (vii) in respect of any Production Payment, (b) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), (c) Attributable Debt of such Person, and (d) to the extent not otherwise included in the foregoing, the guarantee by such Person of any indebtedness of any other Person, provided that the indebtedness described in clauses (a)(i), (ii), (iv) and (v) shall be included in this definition of Indebtedness only if, and to the extent that, the indebtedness described in such clauses would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.
“Interest Rate Hedging Agreements” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees- of Indebtedness or other obligations, but excluding trade credit and other ordinary course advances customarily made in the oil and gas industry), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that the following shall not constitute Investments: (i) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company, (ii) Interest Rate Hedging Agreements entered into in accordance with the limitations set forth in clause (h) of the second paragraph of the covenant described under the caption “—Certain covenants— Incurrence of indebtedness and issuance of disqualified stock”, (iii) Oil and Gas Hedging Agreements entered into in accordance with the limitations set forth in clause (i) of the second paragraph of the covenant described under the caption “—Certain covenants— Incurrence of indebtedness and issuance of disqualified stock” and (iv) endorsements of negotiable instruments and documents in the ordinary course of business.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement with respect to a lease not intended as a security agreement).
“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices) of more than 20% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (i)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by one or more nationally recognized firms of independent petroleum engineers and on which a report or reports exist and (ii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in the “Asset Sales” covenant.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding cash amounts placed in escrow, until such amounts are released to the Company), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and expenses, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established for future liabilities.
“Net Working Capital” means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB 133).
“Non-Recourse Debt” means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the explicit terms of which provide that there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Oil and Gas Business” means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, distribution, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith and (iv) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.
“Oil and Gas Hedging Contracts” means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.
“Pari Passu Indebtedness” means Indebtedness that ranks Pari Passu in right of payment to the notes.

“Permitted Indebtedness” has the meaning given in the covenant described under the caption “—Certain covenants— Incurrence of indebtedness and issuance of disqualified stock.”
“Permitted Investments” means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents or securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment and any related transactions that at the time of such Investment are contractually mandated to occur, (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its ’assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders— Asset sales”; (e) other Investments in any Person or Persons having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding, not to exceed $10.0 million; (f) any Investment acquired by the Company in exchange for Equity Interests in the Company (other than Disqualified Stock); (g) shares of Capital Stock received in connection with any good faith settlement of a bankruptcy proceeding involving a trade creditor; (h) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations other than any Investment received pursuant to the Asset Sale provision; and (i) the acquisition of any Equity Interests pursuant to a transaction of the type described in clause (vi) of the exclusions from the definition of “Asset Sale.”
“Permitted Liens” means (i) Liens securing Indebtedness of a Subsidiary or Liens securing Senior Debt that is outstanding on the date of issuance of the notes and Liens securing Senior Debt that are permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other kinds of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state or federal lands or waters); (v) Liens existing on the date of the Indenture; (vi) Liens for-taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business; (viii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (ix) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, or operation thereof; (x) Liens in pipeline or pipeline facilities that arise under operation of law; (xi) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business; (xii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; (xiii) Liens securing the notes; and (xiv) Liens not otherwise permitted by clauses (i) through (xiii) that are incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding.
“Permitted Refinancing Debt” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness incurred under a Credit Facility) of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable taken as a whole to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.
“Senior Debt” means (i) Indebtedness of the Company or any Subsidiary of the Company under or in respect of any Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts, and (ii) any other Indebtedness permitted under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; provided that the Company’s 7 3/8% Senior Subordinated Notes and 6 3/8 % Senior Subordinated Notes outstanding on the date of the indenture shall be deemed to rank on parity with the notes and shall not be Senior Debt. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture (other than Indebtedness under (i) any Credit Agreement or (ii) any other Credit Facility that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Indebtedness under the Indenture).
“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.
“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
“Subsidiary Guarantors” means initially the following Restricted Subsidiaries of the Company existing on the date of the Indenture: Great Lakes Energy Partners, L.L.C., PMOG Holdings, Inc., Range Energy I, Inc., Range HoldCo, Inc., Range Production I, L.P., Range Production Company, Range Energy Ventures Corporation, Range Operating New Mexico, Inc., Range Operating Texas, L.L.C., Pine Mountain Acquisition, Inc., Pine Mountain Oil & Gas, Inc., Stroud Energy GP, LLC, Stroud Energy LP, LLC, Stroud Oil Properties, LP, Stroud Energy Management GP, LLC, Stroud Energy, Ltd. and any other future Restricted Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the Indenture and, in each case, their respective successors and assigns, provided that, in no event shall any future acquired or created foreign Subsidiary be a Subsidiary Guarantor under the Indenture.
“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.
“Unrestricted Subsidiary” means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if (a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(c) the Company certifies that such designation complies with the “Limitation on restricted payments” covenant; (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; (e) such Subsidiary does not, directly or indirectly, own any Indebtedness of or Equity Interest in, and has no investments in, the Company or any Restricted Subsidiary; (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be Restricted Subsidiary; provided, that (i) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the “Incurrence of indebtedness and issuance of disqualified stock” covenant on a pro forma basis taking into account such designation and (ii) such Subsidiary executes a Guarantee pursuant to the terms of the Indenture.
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned, directly or indirectly, by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Legal matters
Our legal counsel, Vinson & Elkins L.L.P., Dallas, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about issues relating to any offering by their own legal counsel.
Experts
The consolidated financial statements of Range Resources Corporation appearing in Range Resources Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005, and Range Resources Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Stroud Energy, Inc. and subsidiaries incorporated in this prospectus by reference to Range Resources Corporation’s current report on Form 8-K/A filed on August 9, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Reserve engineers
Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves occurred by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by DeGolyer and MacNaughton, Wright & Company, Inc. and H.J. Gruy and Associates, Inc. The reserve information is incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such reports.